UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  September 7, 2016

BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34708	20-8747899
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

No. 588 Shiji Avenue, Xianyang City, Shaanxi Province, People’s Republic of China 712046
(Address of Principal Executive Office) (Zip Code)

86-029-33686638
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

On September 7, 2016, Biostar Pharmaceuticals, Inc. (“the Company”) executed a non-binding Letter of Intent with Xianyang Yongsheng Health Products Co., Ltd., a privately held PRC-based health product manufacturer located in Xianyang, China (“Xianyang Yongsheng”). Under the terms of this non-binding Letter of Intent, the Company intends to acquire 100% of equity interest in Xianyang Yongsheng in exchange for (i) cash consideration the amount of which will be determined following full due diligence review of the target’s assets and operations (to be conducted by the Company’s accountants and the costs of which review will be paid in full by Xianyang Yongsheng), and (ii) shares of the Company’s restricted common stock which number of shares shall not exceed 19.99% of the total outstanding equity of the Company prior to such share issuance in compliance with applicable regulatory limitations (together, the “Purchase Price”). The Purchase Price is subject to adjustment following the final due diligence analysis of the target and upon mutual agreement of the parties hereto and such adjustment will made at the time of the closing of this proposed transaction. The contemplated acquisition is subject to completion of due diligence review, customary definitive documentation and requisite corporate and regulatory approvals.

The Letter of Intent does not constitute a legally binding obligation of the parties and no such legally binding obligation will exist unless and until the execution and delivery of definitive documentation. The parties to this Letter of Intent seek to complete this transaction in the second half of 2016. The Company undertakes no obligation to update or revise the information set forth herein, whether as a result of new information, changed circumstances or future events or for any other reason.

On September 22, 2016, the Company issued a press release relating to the foregoing event, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

99.1 Press release dated September 22, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

By:	/s/ Ronghua Wang
Ronghua Wang, Chief Executive Officer

Date: September 22, 2016